EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

We hereby consent to the use in the Amendment No. 4 to the Registration Statement of Airborne Wireless Network on Form S-1 to be filed on April 6, 2018, of our Report of Independent Registered Public Accounting Firm, dated November 13, 2017, except for Note 12, for which the date is February 14, 2018, on the balance sheet of Airborne Wireless Network as of August 31, 2017 and 2016 and the related statements of operations, stockholders' equity and cash flows for the years ended August 31, 2017, 2016 and 2015, which appear in such Registration Statement.

We also consent to the references to us under the headings "Experts" in such Registration Statement.

/s/ Pritchett, Siler & Hardy, P.C

Pritchett, Siler & Hardy, P.C

Farmington, Utah 84025

April 6, 2018